TruBridge - Compensation Plan
2025

This document describes the agreement between the employee listed below (“Employee”) and TruBridge, Inc. (“TRUBRIDGE”) regarding terms related to sales incentive compensation. TRUBRIDGE and Employee enter into this agreement whereby Employee provides services to TRUBRIDGE in return for compensation specified in this agreement.

Position Title:        Chief Sales Officer – Dawn Severance

Teams responsible for: TRUBRIDGE Sales Department

Target Total Comp:        $ 700,000
Base Pay:        $ 350,000
MIP Target Incentive:    $ 210,000
SIP Target Incentive:    $ 140,000

Bookings Goal: $95,177,750 (2025 Sales Bookings Goal)

MIP Pay Structure: Target Total Comp includes a Management Incentive Program (MIP) component that rewards select leaders for the company’s bottom-line performance. For purposes of this plan, the target MIP incentive will be paid as a one-time cash bonus in the event TRUBRIDGE achieves its budgeted 2025 Corporate Revenue and Adjusted EBITDA goals that are set by the TRUBRIDGE Board at the beginning of the fiscal year. This bonus will be paid at the same time the company pays all other participants in the 2025 Management Incentive Compensation Program.

SIP Pay Structure: Target Total Comp includes a Sales Incentive Program (SIP) component that rewards sales leaders for their teams’ sales production performance.
-The SIP pays a goal-based incentive for total Qualified Bookings.
-“Qualified Bookings” is the total amount of revenue generated from the sale or license of all TRUBRIDGE products services that are subject to a written agreement executed between TRUBRIDGE and any customer, without regard to type of bookings, product line or service line.
-Incentive is paid on performance to the total SIP Target Incentive goal in 2025 (the “Bookings Goal”) entered above.
-There is a 50% performance to Bookings Goal threshold (i.e. a step-on) that must be achieved before any incentive is earned.
-SIP payout accelerates to 1.5x for all Qualified Bookings over Bookings Goal
oBelow Annual Booking Goal; Linear 1:1 rate (1% of performance to Annual Booking Goal = 1% of Target Incentive)
oAbove Annual Booking Goal; 1:1.5 rate (1% of performance to Annual Booking Goal = 1.5% of Target Incentive) (“Bonus Rate”).
-From the time the booking period ends, any disputes must be raised in writing within 60 days.
-Incentives are paid monthly based on year-to-date performance. Although the incentives are paid monthly, each month uses the cumulative performance to the Bookings Goal to true-up any underpayment or overpayment from the prior month. Additionally, the 150% premium payment is not applicable until the entire (i.e. not monthly) Bookings Goal is achieved and is earned only for that portion of total Qualified Bookings that are over the Bookings Goal.

Chief Executive Officer:         _________________________ Date: _____________

Chief Sales Officer:         _________________________ Date: _____________

Attachment 1 – Standard Sales Commission Terms
Payment Default by Client
In the event of a payment default on the part of the client for billed software, hardware or services, all commissions paid on the defaulted items are payable to TRUBRIDGE and will be deducted from future commissions. In the event partial payment has been received, the commission to be deducted will be prorated based upon the payment amount received.
Post Employment Commission Payment
Commissions will not be paid to any individual who is no longer an employee of the Sales Department of TRUBRIDGE for any reason. This includes, but is not limited to, those who have resigned or whose employment has been terminated. In the event of an untimely death while employed in good standing, commissions will be paid according to sales role to the estate/beneficiary(ies) as listed in the employee’s last will and testament, limited to New Business invoiced within three (3) months of the employee’s passing.

Standard Transition Period Plan
For any change in sales position, no bookings will be credited under this sales compensation plan following the change in sales position unless specifically noted otherwise in this sales compensation plan. TRUBRIDGE may, in its sole discretion and at any time, adjust, discontinue, the Plan outlined where, in the opinion of TRUBRIDGE, business conditions are such that changes or termination of the Plan are necessitated. Such modifications or termination may be made at the sole discretion of TRUBRIDGE.
Splits
CPSI has full discretion to split any and all commissions due in the event that more than one CPSI employee is involved in a sale.
Add-On Business and New Business
Business becomes “Add-On” for acute deals for pre-existing TRUBRIDGE customers after ninety (90) days following go-live. However, if the customer was not previously a TRUBRIDGE customer, any new business is not Add-On until after 18 months following the customer’s first go-live.
Non-Competition Agreement
Employee agrees to execute and comply with TRUBRIDGE’s Noncompetition Agreement as a material condition of this compensation plan.
Employment at Will
Notwithstanding anything contained in this agreement, Employee understands and agrees that Employee is an employee at will and that nothing contained in this agreement is intended to, or does, create an employment contract for any amount of time and that employee is terminable at will by TRUBRIDGE for any or no reason
Compliance With Laws
Employee agrees to follow all federal, state, and local laws in the performance of employee’s position outlined in this compensation plan, including but not limited to the Anti-Kickback Statute and Stark Law. Employee will contact TRUBRIDGE’s legal counsel immediately should any legal concerns arise during employee’s performance of services. Additionally, employee will employ ethical and moral practices while engaging in all sales activities.
Outside Employment
Employee shall not engage in any other employment during the term of employee’s employment. TRUBRIDGE reserves the right to require employee to terminate any such other employment at TRUBRIDGE’s sole discretion.
Confidentiality
Employee agrees to protect all confidential material including but not limited to prospect data, sales data, and client information belonging to TRUBRIDGE and shall use best efforts to ensure that such confidential material is not disbursed to anyone outside the company.

Breach of this agreement
Employee shall forfeit commission compensation for any material violation of the terms of this sales compensation plan.

Choice of Laws and Venue
This sales compensation plan is governed by the laws of the state of Alabama and the parties shall attorn to the jurisdiction of the state and federal courts contained in Mobile, Alabama for any dispute that arises.